Exhibit 99.2

Contact:	Ryan Hill, 610-774-5997
PPL Corporation

PPL’s Longtime General Counsel to Retire Next January;

Joanne Raphael Named General Counsel and Corporate Secretary

ALLENTOWN, Pa. (May 6, 2015) -- PPL Corporation (NYSE: PPL) announced Wednesday (5/6) that Robert J. Grey, the company’s executive vice president, general counsel and secretary, plans to retire on Jan. 31, 2016.

The company also announced that it is naming Joanne H. Raphael, a 27-year veteran of the company, as its senior vice president, general counsel and corporate secretary. Grey, who will serve as the company’s executive vice president and Chief Legal Officer until his retirement, has been PPL’s general counsel for two decades.

“Bob Grey has been an indispensable member of PPL’s executive team, providing superb insight as well as legal counsel as we have grown the company from a regional utility into one of the largest companies in the U.S. utility sector,” said William H. Spence, PPL’s chairman, president and Chief Executive Officer. “Bob has provided exceptional leadership in all the company’s major strategic initiatives over the past 20 years, from the deregulation of the utility business in Pennsylvania, to the acquisition of utilities in the United Kingdom and Kentucky, to the current spinoff of PPL’s competitive energy supply business.

“We understand Bob’s desire to move on to the next chapter of his life, but the board and I are very pleased that Bob will be staying on to continue to advise us on the completion of the energy supply spinoff and on the post-spin transition in our legal department,” said Spence.

“While we will continue to have the benefit of Bob’s counsel as Chief Legal Officer into early 2016, we want to take this opportunity to thank him for his extraordinary contributions to PPL’s success,” said Spence.

“We are very fortunate to have someone with Joanne’s legal background and extensive company knowledge and experience ready to step into this important role,” said Spence. “Joanne also has played essential roles in the expansion of the company, first in the legal department and then through her excellent leadership of PPL’s government relations and communications functions.”

The company is spinning off its PPL Energy Supply business, which will be combined with Riverstone Holdings LLC's competitive generation business to form a new publicly traded company called Talen Energy Corporation.

The new legal appointments are effective June 1, the expected closing date of the Talen transaction.

Raphael, PPL’s senior vice president and Chief External Affairs Officer, has led the company’s government relations and communications functions since 1998. She joined PPL in 1988 as an attorney in the Office of General Counsel and served in various legal department roles, including deputy general counsel, before being named to her External Affairs role. Prior to joining PPL, Raphael was an associate in the Philadelphia office of Morgan Lewis & Bockius LLP.

She serves on the boards of Team Pennsylvania Foundation, the Pennsylvania Chamber of Business and Industry, the Pennsylvanians for Effective Government's Political Action Committee and the United Way of the Greater Lehigh Valley.

A Pennsylvania native, Raphael earned a bachelor’s degree in economics and political science from Wellesley College and a law degree from Stanford Law School, where she served as note editor of the Stanford Law Review.

Grey joined PPL as vice president, general counsel and secretary in 1995 and was promoted to senior vice president in 1996. He was named to his current position in 2012.

Prior to his work at PPL, Grey was general counsel for Long Island Lighting Co. Before that he was a partner with the law firm of Preston Gates & Ellis (now K&L Gates LLC) in Seattle, Wash., and Portland, Ore. His experience also includes several years as a staff counsel for the New York Public Service Commission and service as an attorney for the U.S. Environmental Protection Agency.

Grey is a member of the Edison Electric Institute Legal Committee and a member of the American Bar Association, where he serves on the Council Group of the Public Utility, Communications and Transportation Law Section. He serves on the board of directors of the U.S. Chamber Litigation Center (an affiliate of the U.S. Chamber of Commerce) and serves on the Columbia Law School adjunct faculty as a lecturer in law.

A native of Westbury, Long Island, Grey earned a bachelor’s degree from Columbia University, a law degree from Emory University, and a master of laws degree in taxation from George Washington University.

PPL Corporation (NYSE: PPL), with 2014 revenues of $11.5 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and United Kingdom. In June 2014, PPL announced an agreement to combine its competitive generation business with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, an independent power producer. More information is available at www.pplweb.com.

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